Exhibit 99.1

PharmaCyte Biotech Announces $70 Million Registered Direct Offering

Priced At-the-Market under Nasdaq Rules

LAGUNA HILLS, CA, August 19, 2021 (BUSINESS WIRE)—PharmaCyte Biotech, Inc. (NASDAQ: PMCB) (PharmaCyte or Company), a biotechnology company focused on developing cellular therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced that it has entered into definitive agreements with institutional investors for the purchase and sale, in a registered direct offering priced at-the-marked under Nasdaq rules, of 14,000,000 shares of the Company’s common stock (or common stock equivalents) at an effective purchase price of $5.00 per share for gross proceeds of $70 million. PharmaCyte has also agreed to issue to the investors unregistered warrants to purchase up to an aggregate 7,000,000 shares of common stock. The closing of the offering is expected to occur on or about August 23, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants have an exercise price equal to $5.00 per share, are exercisable immediately upon issuance and will expire five years from the issuance date.

PharmaCyte intends to use the net proceeds of this offering to (i) complete activities requested by the U.S. Food and Drug Administration (FDA) in order to address the FDA’s clinical hold on its Investigational New Drug application (IND) with respect to the Company’s planned Phase 2b clinical trial in locally advanced, inoperable, pancreatic cancer (LAPC), including conducting several additional preclinical studies and assays and providing the FDA with the additional information it requested, (ii) fully fund and conduct the Phase 2b clinical trial in LAPC, if and when the clinical hold on the IND is lifted, and (iii) for general working capital purposes.

The shares of common stock (and common stock equivalents) described above (but not the warrants or the shares of common stock underlying the warrants) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-255044) that was previously filed with and subsequently declared effective by the U.S. Securities and Exchange Commission (SEC) on April 14, 2021, and an additional registration statement on Form S-3 filed on August 19, 2021, pursuant to Rule 462(b), which became effective automatically upon filing. The offering of the shares of common stock (or common stock equivalents) is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the shares of common stock (or common stock equivalents) being offered in the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at https://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or by email at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology is being used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s product candidate for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, the chemotherapy prodrug ifosfamide that is normally activated in the liver is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy prodrug ifosfamide at the site of the cancer.

PharmaCyte’s product candidate for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human liver cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. PharmaCyte is also considering the use of genetically modified stem cells to treat diabetes. The encapsulation of the cell lines will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of the management of PharmaCyte, including, without limitation, statements regarding the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering. Any statements contained in this press release that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to maintain the listing of our common stock on a national securities exchange, raise the necessary capital to fund our operations and to find partners to supplement our capabilities and resources, satisfactorily address the issues raised by the U.S. Food and Drug Administration to have the clinical hold removed on our IND so that we may proceed with our planned clinical trial for locally advanced and inoperable pancreatic cancer, as well as such other factors that are included in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Investor Relations:

PharmaCyte Biotech, Inc.
Investor Relations Department
Telephone: 917.595.2856
Email: InvestorRelations@PharmaCyte.com

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